                                                                   10. (xii) (A)

                                 CONFIDENTIAL
                                 ------------

April 15, 1997


Louis J. Caporale
10524 N. Woodcrest Drive
Mequon, Wisconsin   53092


Dear Lou:

This letter confirms our offer to you as Executive Vice President and General Merchandise Manager for Montgomery Ward. You will report to Roger Goddu, Chairman and Chief Executive Officer. Your reporting relationship may change in the future, but, you will only report to either Tom Grimes or Roger Goddu. You will be a member of the Montgomery Ward Executive Committee. Your compensation plan will include the following:

     1.) Base salary of $400,000 annually, paid semi-monthly. You will be eligible for normal merit increase reviews beginning in 1998.

     2.)  Target bonus on the Performance Management Plan of $150,000.

          Based upon the achievement of superior performance against specific objectives for the year, you have the opportunity to earn up to 150% of your target bonus. For fiscal 1997, 1998 and 1999, your target bonus of $150,000 will be guaranteed. Additionally, we will pre-pay your guaranteed bonus targets for 1997 and 1998.

     3.) You will receive a hiring bonus of $50,000 within 30 days of employment to handle miscellaneous losses incurred by the move.

     4.) The Company will provide you with a special bonus plan to offset your Kohl's equity loss that will provide for a maximum payment of $500,000 which will vest as follows:

                         $200,000            5-1-1998
                         $150,000            5-1-1999
                         $150,000            5-1-2000

     The payment of monies earned for this bonus award will be made on May 1, 2000. If you leave the company prior to May, 2000, you will receive only the vested amount as of your separation date.

     5.) You will participate in the senior officer perquisites, including; financial counselling, tax assistance, executive medical, and annual physical examination.

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Louis J. Caporale
April 15, 1996
Page 2


     6.) Montgomery Ward will provide you with a relocation plan, including movement of household goods, househunting trips, home purchase plan at 100% of the appraised value of your home, and payment of your closing costs on your home purchase, plus up to two points on your financing of a new home. Your temporary housing expenses in the Chicago area for the first six months (or until relocation if sooner) will be paid by Montgomery Ward. You will receive a gross up for the taxes you incur as a result of your relocation.

     7.) As soon as possible after your start date, you will be recommended for a stock option for 300,000 shares of Montgomery Ward Holding stock at the 1997 fair value. These options will vest as follows:

                         100,000 - May 1, 1998
                         100,000 - May 1, 1999
                         100,000 - May 1, 2000


          All stock options in point 6 are subject to the Terms and Conditions of the Stockholders Agreement. (A copy of the current Prospectus is included). If the Montgomery Ward Holding stock is diluted or a new plan is implemented, you will receive additional stock options to retain your ownership opportunity at substantially the same level as the original 300,000 share option grant.

     8.) If Montgomery Ward initiates a separation of your employment for any reason other than "Cause" as defined below, you will receive:

               A) Your base salary through May 1, 2000, however, not less than twelve months.

               B) The continuation of the vesting of your stock and stock options through May 1, 2000.

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

Louis J. Caporale
April 15, 1996
Page 3


          "Cause" shall mean (i) your willful failure to substantially perform your duties hereunder, (ii) your willful failure to follow a written, lawful order or written directive from the Board of Directors or Chief Executive Officer of the company, or (iii) your conviction of any kind of felony or any misdemeanor involving moral turpitude. For purposes of this paragraph, no act, failure to act, on your part shall be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company.

          If you voluntarily leave Montgomery Ward, or are separated for "Cause", you will receive no severance payments, nor will your stock continue to vest beyond your separation date.

     9.) The non-compete provision of the Stockholder's Agreement is modified for you to provide only a one year non-compete period following any separation from Montgomery Ward; and, such non-competition will apply only to Sears, J.C. Penney, Target and Kohl's.

I am happy that you are considering joining Montgomery Ward. If you are in agreement with this letter, please sign below and return it to me whereupon it will become our binding agreement. I am certain that your management ability can help move Montgomery Ward to the premier position in the Industry.

Sincerely,


/s/ Robert A. Kasenter
----------------------------------------
Robert A. Kasenter
Executive Vice President
Human Resources

cc:  Roger Goddu

/s/ Louis Caporale
----------------------------------------
Louis Caporale

May 20, 1997
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Date

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